Exhibit 10.1

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

LICENSE AGREEMENT

This Agreement (hereinafter referred to as this “Agreement”), effective as of March 24th, 2004 (the “Effective Date”) is entered into by and between owned by Gopal Nair, residing at 7005 Charleston Oaks Drive North, Mobile, AL 36695 and his heirs (the “Licensor”) and Aspen Therapeutics, Inc., located at 787 Seventh Ave., 48th Floor, New York, NY 10019, and a corporation duly organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, an invention, claimed in U.S. Patent Number 5,912,251 entitled “metabolically inert anti-inflammatory and antitumor antifolates” specifically 4’-methylene-5, 8, 10-trideazaaminopterin, “M-trex” (the “Technology”) was developed by Licensor and is claimed in Patent Rights (as defined below); and

WHEREAS, the Company is interested in obtaining rights for the use, production, distribution, and marketing of products derived from the Technology and can provide useful management for production and distribution of Licensed Products, and Licensor is willing to grant such rights so that the Technology may be developed and the benefits enjoyed by the public.

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity.

1.1.1 “Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

1.1.2 “Entity” shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.2 “Company” shall mean Aspen Therapeutics, a Delaware corporation.

1.3 “Field of Use” shall mean all uses.

1.4 “Improvements” shall mean any modification of a Licensed Process or Licensed Product or any inventions (whether patentable or not), information and data, in the Field of Use that, during the term of this Agreement, the manufacture use or sale of which would be useful or necessary in the practice of, or would infringe an issued or pending claim within, the Patent Rights.

1.5 “Know-how” shall mean all tangible information (other than those contained in the Patent Rights) whether patentable or not (but which have not been patented) and physical objects related to the Invention or to the Licensed Product, including but not limited to formulations, biological samples, tissues, animals, organisms, compounds, intermediates, laboratory notebooks, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned by any of Licensor, which Licensor have the right to disclose and license to the Company.

1.6 “Licensed Product(s)” shall mean:

1.6.1 Any product which is covered in whole or in part by Patent Rights in the country in which the product is made, used, leased or sold;

1.6.2 Any product which is manufactured using a process which is covered in whole or in part by Patent Rights in the country in which the process is used;

1.6.3 Any product which is used according to a method or use which is covered in whole or in part by Patent Rights in the country in which the method is used.

1.7 “Licensed Process(es)” shall mean any process, use or method, which is covered, in whole, or in part, by Patent Rights in the country in which the process or method is used.

1.8 “Net Sales” shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Company or any of its Affiliates, and from leasing, renting or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less only the sum of the following:

Usual trade discounts to customers;

Sales, tariff duties and/or taxes directly imposed and with reference to particular sales;

Amounts allowed or credited on returns or rejections;

Sales commissions paid to employees of the Company; and

Packaging and freight charges.

1.9 “Patent Rights” shall mean all U.S. and foreign patents and patent applications set forth in Exhibit C and:

1.9.1 Any other United States and/or foreign patent applications and/or patents that claim priority to any of the patents or applications listed in Exhibit C (or Improvements thereon), together with any and all patents issuing thereon, including continuations, divisionals, reexaminations, extensions, and reissue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications, and Improvements on any of the foregoing, all of which shall be deemed added to Exhibit C;

1.9.2 Any later-filed United States and/or foreign patent applications that would be useful or necessary to practice the Patent Rights listed in Exhibit C, improvements thereon, or corresponding thereto, including any continuations, continuations-in-part, divisionals, reissues, reexaminations, or extensions thereof;

1.9.3 Any United States and/or foreign patents issuing from any of the foregoing; and

1.9.4 Any United States and/or foreign trademark applications filed by or on behalf of Licensor applicable to the Technology.

1.9.5 Notwithstanding anything to the contrary herein, Patent Rights does not include US patents 4,996,207; 5,073,554; 5,260,296; and 5,550,128 and their respective foreign/international counterparts.

1.10 “Territory” shall mean worldwide, excluding the country today known as India, its current or future territories, states, or provinces.

ARTICLE 2 – GRANT

2.1 Licensor hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Field of Use to practice under the Patent Rights and to utilize the Know-how and Improvements in the Territory, and (a) to make, have made, use, lease and/or sell the Licensed Products and to practice and have practiced the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided and (b) sublicense to third parties, in accordance with Section 2.2 below, the rights granted under subsection (a) of this Paragraph 2.1.

2.2 In accordance with 2.1 above, Licensor hereby grants to the Company the right to grant sublicenses to third parties under the license granted hereunder in its sole discretion.

2.2.1 Within thirty (30) days after execution or receipt thereof, as applicable, the Company shall provide Licensor with a copy of each sublicense issued hereunder and shall deliver copies of all royalty reports received by the Company from such sublicensees.

2.2.2 Upon termination of this Agreement other than by expiration in accordance with paragraph 7.6, any and all sublicenses shall survive such termination provided, however, sublicensees of the Company are not then in default under the terms of their sublicense agreements, subject to the terms of this 2.2.2. Accordingly, Licensor shall have the obligation to assume and continue such sublicense agreement with payments thereunder being made by the sublicensee(s) directly to Licensor. If sublicensee is in default under the terms of the applicable sublicense agreement at the time of the termination of this Agreement, Licensor may not terminate the sublicense without giving such sublicensee sixty (60) days to cure such default after written notice from Licensor notifying sublicensee of such default. Notwithstanding the foregoing, if Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with the sublicensee, the termination may be disputed under the provisions of Article 8.

ARTICLE 3 - COMMERCIALIZATION

3.1 The Company shall use its commercially reasonable best efforts to bring Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and Know-how and continue active, diligent marketing efforts for Licensed Products or Licensed Processes throughout the life of this Agreement.

3.2 The Company shall diligently endeavor to obtain all necessary governmental approvals for the manufacture, use, marketing, sale, and distribution of Licensed Products and/or performance of Licensed Process.

3.3 The Company estimates that it will:

(i)	File a US Investigational New Drug Application (an “IND”) incorporating the Technology, or such similar application, with the United States Food and Drug Administration (the “FDA”) on or before the [*] anniversary of this Agreement; and

(ii)	File a New Drug Application (an “NDA”) with the FDA on or before the [*] anniversary of this Agreement.

The Licensor understands and agrees that the above clinical development milestones (the “Milestones”) are only non-binding estimates and failure by the Company to satisfy the Milestones will not be deemed a breach of this Agreement and, further, the Company’s achievement of such Milestones may be delayed by many regulatory and business reasons, including, but not limited to (i) the requirement, as determined by the Company, to conduct additional pre-clinical studies; (ii) the ability of the Company to obtain adequate financing; (iii) the ability of the Company to retain adequate and qualified personnel; and (iv) other business and regulatory issues and risks generally associated with development stage biotechnology companies.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.4 The Company, promptly following the execution of the License Agreement, shall form a Steering Committee (the “Committee”) that shall consist of (i) 3 members appointed by the Company; (ii) Dr. Gopal Nair; and (iii) 1 member appointed by Dr. Gopal Nair. The Committee shall have a formal charter agreed to by the parties hereto which shall describe the powers and responsibilities of the Committee which shall include the general oversight and supervision of the clinical development of the Technology. The Company will conduct Committee meetings no less than semi-annually to assess the commercialization of the Technology.

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1 As consideration for the license granted hereunder, on the Effective Date, the Company shall issue to Licensor a number of shares of common stock of the Company, par value $.001 per share (“Common Stock”) representing [*] percent ([*]%) of the outstanding shares of Common Stock of the Company, on a fully diluted basis, as of the Effective Date. Licensor agrees to execute such other documents and to provide such additional information as may be required by law to issue the Common Stock.

4.2 As further consideration for the license granted hereunder, the Company agrees to pay to Licensor the royalties set forth below, and in accordance with the provisions of Articles 4.5 and 4.6, to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

4.2.1 The Company shall pay to Licensor non-refundable semi-annual royalties in an amount equal to [*] percent ([*]%) of Net Sales by the Company, or any Affiliate of the Company, of the commercialized Licensed Products or commercialized Licensed Processes covered by at least one issued and unexpired claim under the Patent Rights.

4.2.2 If the Licensed Product or Licensed Process is commercialized by a sublicensee, the Company shall insure that Licensor receives semi-annual royalties in an amount equal to [*] percent ([*]%) of the Net Sales of such sublicensee covered by at least one issued and unexpired claim under the Patent Rights. Accordingly, it is intended that royalty payments due to the Licensor will be the same as if the Company had not sublicensed such Licensed Product or Licensed Process.

4.3 No multiple royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights. In addition, royalties shall be paid for a Licensed Product or Licensed Process based upon only one of paragraphs 4.2.1 or 4.2.2 above (that is, royalties on direct sales of a Licensed Product or Licensed Process by the Company or its Affiliates shall be based only on paragraph 4.2.1, while royalties on sales of a Licensed Product or Licensed Process by the Company’s sublicensees shall be based only on paragraph 4.2.2, so as to avoid double counting).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.4 In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the fair market value of the Licensed Product if sold to an Affiliate (if the Fair Market Value is greater than the invoice price) and B is the total invoice price of the other products or technologies or the Fair Market Value of the other products or technologies if purchased from an Affiliate (if the Fair Market Value is greater than the invoice price). In the case of a combination product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to Licensor is based shall not be less than the normal aggregate Net Sales for such Licensed Product.

4.5 Royalty payments shall be paid in United States dollars at such place as Licensor may reasonably designate consistent with the laws and regulations controlling in the United States and if applicable in any foreign country. Any taxes which the Company, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Licensor. The Company shall furnish Licensor with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.6 Royalties payable to Licensor shall be paid semi-annually on or before June 30 and December 31 of each calendar year. Each such payment shall be for unpaid royalties which accrued within or prior to the Company’s two most recently completed fiscal quarters.

4.7 As further consideration for the license granted hereunder, the Company shall pay to Licensor the following milestone payments and licensing fee:

4.8.1 $[*] upon execution of this Agreement as a licensing fee

4.8.2 $[*] within fifteen (15) days of the first date on which the Company [*];

4.8.3 $[*] within fifteen (15) days of the first date on which the Company [*];

4.8.4 $[*] within fifteen (15) days of the first date on which (x) the [*] relating to a Licensed Product or (y) the Company’s first [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.8.5 $[*] upon the first to occur of [*] for a Licensed Product or (y) a [*] (as applicable).

4.8.6 The Company shall also remit to Licensor (i) $[*] upon the [*] anniversary of the License Agreement; (ii) $[*] upon the [*] anniversary of the License Agreement; and (iii) $[*] upon each of the[ *] anniversaries of the Licensing Agreement (collectively the “Inventor Payments”). The Inventor Payments described in 4.8.6(i) and 4.8.6(ii) shall be payable in cash. The Inventor Payments described in 4.8.6(iii) (the payments to begin upon the [*] anniversary of the License Agreement) shall be payable in either cash or shares of Common Stock at the sole discretion of the Company if the Common Stock is publicly traded at the time each payment is due. If the Common Stock is not publicly traded at the time an Inventor Payment described in 4.8.6(iii) is due, then such Inventor Payment shall be made in cash.

Notwithstanding anything in this Section 4.8, the foregoing milestone payments shall be applicable only to the first [*] Licensed Products developed by the Company. Additionally, in no event shall the Company be obligated to pay any Milestone Payment more than one time for each such Licensed Product.

4.9 No payment obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country if there are no issued Patent Rights underlying such Licensed Product in such country.

4.10 To the extent that the Company or any Affiliate of the Company is required (i) in its sole discretion after appropriate legal analysis, or (ii) by order or judgment of any court in any jurisdiction, to obtain a license from a third party in order to practice the rights purported to be granted to the Company by Licensor hereunder under Patent Rights in such jurisdiction, then up to [*] percent ([*]%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Licensor hereunder, provided that in no event shall the aggregate royalties payable to Licensor in any semi-annual period in such jurisdiction be reduced by more than [*] per cent ([*]%) as a result of any such deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

ARTICLE 5 - REPORTS AND RECORDS

5.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor by way of royalty as aforesaid. Said books of account shall be kept at the Company’s principal place of business and the supporting data shall be open up to once per year upon reasonable notice to the Company, for one (1) year following the end of the calendar year to which they pertain, for inspection by Licensor’s internal audit division and/or by another designated auditor selected by Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company’s royalty statement or compliance in other respects with this Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of [*] percent ([*]%) of royalties payable for any twelve (12) month period

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

and more than $[*] dollars, then the Company shall reimburse Licensor for the cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by paragraph 5.4 of this Agreement. All payments required under this Article 5 shall be due within thirty (30) days of the date Licensor provides the Company notice of the payment due.

5.2 Within sixty (60) days from the end of each quarter of each calendar year, the Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

5.2.1 All Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.2 Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.3 Deductions applicable in computed Net Sales, if any;

5.2.4 Total royalties due based on Net Sales by or for the Company or its Affiliates or any sublicensee;

5.2.5 Names and addresses of all sublicensees and Affiliates of the Company;

5.2.6 On an annual basis, the Company’s year-end financial statements.

5.3 With each such quarterly report submitted, the Company shall pay to Licensor the royalties due and payable under this Agreement. The Company shall have no obligation to report to the Licensor under Section 5.2 until the Company has sold its first Licensed Product for commercial use.

5.4 Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus two percent (2%).

5.5 The Company agrees to forward to Licensor annually a copy of any report, which is in substance similar to the report required by this Article 5, received from any sublicensee and other documents received from any sublicensee as Licensor may reasonably request, as may be pertinent to an accounting of royalties.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.6 Licensor agrees to hold in confidence each report delivered by the Company pursuant to this Article 5 until the termination of this Agreement. Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that Licensor take reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order.

ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

6.1 Following the Effective Date, the Company shall diligently prosecute and maintain the Patent Rights as set forth in Exhibit C hereto (as the same may be amended or supplemented from time to time after the date hereof), including, but not limited to, the filing of patent applications which may be required. The Company agrees to keep Licensor reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities including and to consult in good faith with Licensor and take into account Licensor’s comments and requests with respect thereto. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

6.2 The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights, in which case the Company shall have no further royalty obligation to Licensor in respect of any Licensed Products and Licensed Processes the manufacture, use or sale of which is covered by an issued claim of such abandoned Patent Rights. Prior to any such abandonment, the Company shall give Licensor at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights. In such event, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its expense and the Company shall then have no royalty or other obligation to Licensor in respect of any Licensed Products and Licensed Processes, the manufacture, use or sale of which is covered by an issued claim of such Patent Rights. The Company agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable Licensor to obtain and retain sole ownership and control of such Patent Rights.

ARTICLE 7 – TERMINATION

7.1 If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise (a “Bankruptcy”), this Agreement shall automatically terminate. Additionally, the Licensor or its assignees shall have the rights and abilities allowed by law of any creditor of the Company relating to such Bankruptcy.

7.2 Should the Company fail to make payment to Licensor due in accordance with the terms of this Agreement which are not the subject of a bona fide dispute between

Licensor and the Company, Licensor shall have the right to terminate this License Agreement within sixty (60) days after giving written notice of termination unless the Company shall pay to Licensor, within the 60-day period, all such royalties due and payable. In the event of a bona fide dispute over royalties, the parties shall resolve such dispute in accordance with Article 8. Subject to Article 8 and the immediately preceding sentence, upon the expiration of the 60-day period, if the Company shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall, at the option of Licensor, immediately terminate.

7.3 Upon any material breach or default of this Agreement by the Company, other than as set forth in Paragraph 7.1 and 7.2 above, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving sixty (60) days prior written notice to the Company. Subject to Article 8, such termination shall become effective immediately unless the Company shall have cured any such breach or default prior to the expiration of the sixty (60) day period referred to above. If a dispute regarding termination is settled according to Article 8, this license shall remain in full force and effect until such dispute is settled in a manner that is not further appealable or not appealed.

7.4 The Company shall have the right at any time to terminate this Agreement in whole or as to any portion of the Patent Rights by giving thirty (30) days notice thereof in writing to Licensor. Upon such termination, all Patent Rights or portion thereof (as applicable) licensed to the Company by the Licensor pursuant to this Agreement shall revert back to the Licensor without any further obligations of any kind by the Licensor to the Company (except those obligations that will survive termination of this Agreement as stated in this Agreement) and the Licensor shall be free to commercially exploit the Patent Rights or portion thereof (as applicable) by whatever mechanisms available to the Licensor.

7.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Articles 4, 5, 6, 8, 9, 10, 13 and 16. The Company and/or any sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed six (6) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company shall pay or cause to be paid to Licensor the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

7.6 If not terminated sooner, this Agreement shall terminate on the date of the last to expire claim contained in the Patent Rights.

ARTICLE 8 – DISPUTE RESOLUTION

8.1 Any dispute arising from or relating to this Agreement shall be determined before a tribunal of three arbitrators in Mobile Alabama in accordance with the rules of the American Arbitration Association except to the extent those rules may be inconsistent with this Section 8. One arbitrator shall be selected by Licensor, one arbitrator shall be selected by the Company and the third arbitrator shall be selected by mutual agreement of the first two arbitrators.

8.2 Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder shall be resolved in any court having jurisdiction thereof.

8.3 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

8.4 The party demanding arbitration shall notify the other party in writing of the identity of the arbitrator chosen by it, and the other party shall, within fifteen 15 business days after its receipt of such written demand for arbitration, likewise select its appointee and give written notice thereof. Should the party receiving notice of arbitration fail to notify the other party in writing of the arbitrator chosen by it within the aforementioned fifteen business day period, then the party demanding arbitration may seek judicial intervention for the selection of the second arbitrator. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the Arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

9.1 The Company and Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

9.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, Licensor hereby agrees that the Company may join Licensor as a party in any such suit (and will join at the Company’s request), provided that the Company pay all of Licensor’s reasonable out-of-pocket expenses. The Company shall indemnify and hold Licensor harmless against any costs, expenses or liability that may be found or assessed against Licensor in any such suit other than resulting from Licensor’s negligence or willful misconduct. Any recovery of damages pursuant to this Paragraph 9.2 shall be retained entirely by the Company and allocated pursuant to 9.4 below.

9.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 9.2. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, Licensor shall have the right, but not the obligation to do so at its sole expense.

9.4 Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit. The balance remaining from any such recovery shall be treated as [*] and shared by Licensor and the Company [*].

9.5 The Company may credit the cost of any litigation costs incurred by the Company relating to the Patent Rights in any country pursuant to this Article 9 including all amounts paid in judgment or settlement of litigation within the scope of this Article 9 against [*] percent ([*]%) of the royalties thereafter payable to the Licensor hereunder for such country. If the costs of such litigation in such country exceeds [*] percent ([*]%) of theroyalties payable to the Licensor in any year in which such costs are incurred then the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

9.6 If within six (6) months after receiving notice of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensor shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and the Company may, for such purposes, join the Licensor as a party plaintiff. The total cost of any such infringement action commenced solely by Licensor shall be borne by Licensor and Licensor shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

9.7 In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 10 - LIMITATION OF LIABILITY, INDEMNITY

10.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

10.2 The Company agrees to defend, indemnify and hold Licensor harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly: (a) out of use by the Company or its transferees of inventions licensed or information furnished under this Agreement or (b) out of any use, sale or other disposition by the Company or its transferees of Patent Rights, Licensed Products or Licensed Processes, in each case which are not the result of Licensor’s negligence or willful misconduct. The Company agrees that any sublicense agreement it enters relative to the Licensed Products and/or Licensed Processes shall contain a covenant by such sub-licensee providing for the indemnification of Licensor as provided in this Article.

ARTICLE 11 – ASSIGNMENT

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of Licensor (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of the Company’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company.

ARTICLE 12 - PAYMENT OF FEES AND EXPENSES

Each of the Company and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

ARTICLE 13 - USE OF NAMES AND PUBLICATION

13.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor; provided, however, that Licensor acknowledges and agrees that the Company may use the names of Licensor in various documents used by the Company for capital raising and financing without such prior written consent where the use of such names may be required by law.

13.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, nor any of their agents or employees for any purpose whatsoever.

13.3 In the event that Licensor desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know-how, or any material information related thereto then Licensor shall notify the Company and in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least [*] days prior to any speech, lecture or other oral presentation and at least [*] days before any written or other publication or disclosure. The Licensor shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that the Licensor, no later than [*] days following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional [*] days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensor do so. Upon receipt of such request to delay such presentation, publication or disclosure, Licensor shall arrange for a delay of such presentation, publication or disclosure until such time as the Company or Licensor have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor. If the Licensor does not receive any request from the Company to delay such presentation, publication or disclosure, Licensor may submit such material for presentation, publication or other form of disclosure.

ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Licensor:

M Gopal Nair, PhD

7005 Charleston Oaks Drive North

Mobile, Alabama 36695

In the case of the Company:

Aspen Therapeutics

787 Seventh Avenue, 48th Floor

New York, NY 10019

Attn: President

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

15. CONFIDENTIALITY

15.1 Any proprietary or confidential information relating to the Patent Rights (including but not limited to Know-how and patent prosecution documents relating to Patent Rights) collectively constitute the “Confidential Information.” The Company and Licensor agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement. The Company shall exercise with respect to such the Confidential Information the same degree of care as the Company exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company is bound by pursuant to this Agreement). However, such undertaking of confidentiality by the Company shall not apply to any information or data which:

15.1.1 The Company receives at any time from a third-party lawfully in possession of same and having the right to disclose same.

15.1.2 Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the Company.

15.1.3 Is disclosed pursuant to the prior written approval of Licensor.

15.1.4 Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to Licensor and Licensor has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

16.2 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Company shall assume all legal obligations to do so and the costs in connection therewith.

16.4 The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

16.5 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.6 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.7 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.8 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

16.9 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

16.10 Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

ARTICLE 17-REPRESENTATIONS AND WARRANTIES

17.1 Licensor represents and warrants that:

17.1.1 Licensor has terminated the license agreement between it and Inhibix Technologies, Inc., dated July 7, 2003, (the “Inhibix License”) pursuant to a termination agreement (attached hereto as Exhibit A, the “Termination Agreement”), and the Inhibix License is no longer in force in effect. Inhibix has no legal rights in Patent Rights or Know How.

17.1.2 Licensor has all right, title, and interest in and to the Patent Rights and Know-how, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.

17.1.3 There are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting Licensor’s rights or the rights of the Company under this Agreement, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Patent Rights or Know How or their use.

17.1.4 There is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use.

17.1.5 The US and foreign patent applications and patents itemized on Exhibit C set forth all of the patents and patent applications relating to or useful to Technology in the Field of Use owned by or licensed by Licensor on the Effective Date.

17.1.6 The University of South Alabama has no legal rights in Patent Rights or Know How. Licensor has complied with all of the applicable rules of The University of South Alabama in developing Patent Rights and Know How and has obtained all necessary waivers from the University to commercialize such Patent Rights and Know How without violation of or infringement of any remaining rights held by the University.

17.1.7 There are no inventors of Patent Rights other than those listed as inventors on the patent filings.

17.1.8 Licensor has provided Company with copies of all documents reflecting support or funding for all or part of the research leading to Patent Rights and Know How, and has listed all funding agencies on Exhibit B.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

ASPEN THERAPEUTICS, INC.		M GOPAL NAIR, Ph.D.

By:	/s/ Michael Weiser	By:	/s/ M Gopal Nair
Name:	Michael Weiser
Title:	President	Date: March 24, 2004

Aspen Therapeutics, Inc.
Date: 03/24/04